EXHIBIT 99.1
65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT:
Danielle M. DiPirro
Corporate Communications Specialist
(301) 944-1877
ddipirro@genvec.com

GENVEC RECEIVES AN APPROXIMATELY $2.5 MILLION GRANT
TO SUPPORT NOVEL CELL LINE DEVELOPMENT

GAITHERSBURG, MD – August 25, 2009 – GenVec, Inc. (Nasdaq: GNVC) announced today that it has received a Phase 2 Small Business Innovation and Research (SBIR) grant from the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) to support the development of GenVec’s vector production technology.

Funds from this grant, valued at approximately $2.5 million over three years, will be used to support the development of novel cell lines capable of producing vaccine vectors based on different human serotype groups and encoding inhibitory antigens.

“This important grant will support work to advance our cell line technology and enhance GenVec’s ability to discover and develop new adenovector-based vaccines and therapeutics,” said Dr. Doug Brough, GenVec’s Executive Director of Vector Sciences.

About GenVec

GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer. TNFerade has also been and is currently being evaluated for its potential use in the treatment of several other cancers, including esophageal cancer, rectal cancer, and head and neck cancer. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and HSV-2. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

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